Exhibit (a)(1)(J)

Press Release August 27, 2007

Megasoft extends cash tender offer for Boston Communications Group to August 29, 2007

BEDFORD, Mass. & HYDERABAD, India, August 27, 2007—Megasoft Limited (BSE Code No.: 532408) today announced that its direct wholly-owned subsidiary, Tea Party Acquisition Corp., has extended its previously announced tender offer for all outstanding shares of Boston Communications Group, Inc. (NASDAQ:BCGI) at a price of $3.60 per share, net to the seller in cash, without interest, to 6:00 p.m., New York City time, on Wednesday, August 29, 2007, unless the tender offer is further extended. The tender offer was previously set to expire at 12:00 midnight, New York City time, on Friday, August 24, 2007.

The depositary for the tender offer has advised Megasoft Limited that approximately 13,960,647 shares had been validly tendered and not withdrawn in the tender offer as of August 24, 2007, representing approximately 78% of Boston Communications Group, Inc.’s outstanding shares. The depositary also received Notices of Guaranteed Delivery with respect to an additional 1,904,432 shares, which, together with the foregoing, represent (if such shares are delivered pursuant to the guaranteed delivery procedures set forth in the Offer to Purchase), approximately 88% of Boston Communications Group, Inc.’s outstanding shares.

Established in 1994, Megasoft is a transnational intellectual property-driven, product-based technology company that focuses its expertise on the telecom sector. The company provides telecom services throughout the globe under its XIUS brand name. Listed in the Bombay Stock Exchange in India, the company has strong product engineering and product development capacities with CMM Level 5 certification and has operations in the U.S., UK, Singapore, Malaysia and Germany, and in Hyderabad and Chennai in India. Additional information about Megasoft is available at www.megasoft.com and www.xius.com.

About BCGI

BCGI delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, BCGI is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

Forward-looking statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected timetable for completion of the transactions described above, the perceived benefits to BCGI shareholders and customers, management plans relating to the transactions, the parties’ ability to complete the transactions, and the anticipated impact of the transactions on the parties, including Megasoft’s future operating results. Such statements are based on BCGI and Megasoft’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include, for example, the ability and willingness of BCGI and Megasoft to satisfy or waive the conditions to the tender offer and merger, the accuracy of pre-transaction valuations of BCGI, the ability to successfully integrate personnel and operations in the surviving corporation and the possibility that competing offers may be made for BCGI. Megasoft and BCGI undertake no obligation to update any of the forward-looking statements after the date of this press release.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Megasoft and Tea Party Acquisition Corp. with the SEC on July 30, 2007. In addition, BCGI filed on July 30, 2007 a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained at no charge upon request to MacKenzie Partners, Inc., the information agent for the tender offer, at 105 Madison Avenue, New York, New York 10016, or by calling toll free at (800) 322-2885 or collect at (212) 929-5500. In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

FOR FURTHER INFORMATION, PLEASE CONTACT

Megasoft

Michael Powell

Phone: +1 571 426 8997

E-mail: Mike.powell@xius.com

Megasoft Investor Relations

Phone: +91-44-24616768

E-mail: investors@megasoft.com

BCGI

Patricia Travaline

Phone: + 781 904 5153

ptravaline@bcgi.net

Investor Relations

Phone: + 1 781 904 5153

E-mail: investor_relations@bcgi.net

MacKenzie Partners

Lawrence E. Dennedy

Phone: + 1 212 929 5239

Email: ldennedy@mackenziepartners.com

Simon P. Coope

Phone: + 1 212 929 5085

Email: scoope@mackenziepartners.com